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                                                                      EXHIBIT 99
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           HARRIS CORPORATION ANNOUNCES ACQUISITION OF WAVTRACE, INC.,
                A DEVELOPER OF BROADBAND WIRELESS ACCESS SYSTEMS


MELBOURNE, Florida, July 31, 2000 - Harris Corporation (NYSE: HRS), the largest supplier of microwave communications equipment in North America, today announced that it has signed a definitive agreement to purchase Wavtrace, Inc., a privately-held, Bellevue, Washington-based pioneer and leading developer of broadband wireless access systems.

The agreement provides for Harris, which currently owns approximately 20 percent of Wavtrace, to purchase the remainder of the company for $134 million. The acquisition is the culmination of the Harris/Wavtrace strategic alliance launched in June of 1999 to support Harris' initiative to lead the world in the delivery of point-to-point and point-to-multipoint broadband wireless access solutions for microwave and millimeter wave frequencies. The acquisition is expected to close by the end of August, subject to customary closing conditions.

Founded in 1996, Wavtrace develops and manufactures point-to-multipoint systems delivering high speed Internet and other data, video and voice services to businesses. Wavtrace was the first to develop a broadband point-to-multipoint system for millimeter wave based on TDD (time division duplexing) technology and has obtained patent protection for key features of its products. "We had an early interest in the Wavtrace TDD technology because of its efficiencies in transporting high-speed bursts of data traffic and its efficient use of spectrum," said Phillip W. Farmer, Harris chairman and CEO. "TDD has gained recognition in the industry as the most appropriate technology for LMDS broadband wireless."

"Harris and Wavtrace are a perfect fit," commented Wavtrace CEO Thomas van Overbeek. "Wavtrace has leadership TDD technology for LMDS point-to-multipoint systems, and Harris has more experience than anyone in the world in deploying wireless communications systems. Harris has the ability to translate Wavtrace technology leadership into market leadership. We've worked closely with Harris over the past year, and our teams work together exceptionally well."

Wavtrace recently completed tests in Europe with very positive results. The production product release next spring will incorporate adaptive TDD capability, a technique that dynamically allocates upstream and downstream capacity based on real-time traffic demand. The product will have the fastest burst modem in the industry, enabling the delivery of multimedia services at speeds up to 180 Mbps per user, four times as fast as competing systems.


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"The combination of capacity, spectrum efficiency, and modularity will offer communications service providers the industry's best solution to maximize their profit per megahertz of spectrum used," commented Bernard Aboussouan, executive director, Harris broadband wireless access. "The system is designed to flexibly support first-in as well as large scale, fully redundant network buildouts with carrier-class reliability."

Wavtrace employs approximately 110 people, including 80 engineers, all of whom will remain in the Bellevue facility to continue the development of next generation products. Wavtrace will become part of Harris' Microwave Communications Division, headquartered in Redwood Shores, California, and the Wavtrace product will become part of Harris' ClearBurst(TM) product line.

The Wavtrace acquisition follows on the heels of Harris' acquisition on June 30th of Lucent Technologies' point-to-point microwave radio business. Harris has recently experienced excellent growth; its point-to-point microwave radio orders have increased almost 40 percent during the past six months, reflecting strong demand in North America, Latin America, and China. The Wavtrace acquisition will further expand and strengthen the Harris product line.

"We are extremely pleased with the development underway at Wavtrace, which Harris has supported for the past year. As we progress toward the commercial rollout of the LMDS product, this is the right time to bring the business under the Harris umbrella," said Mr. Farmer. "There is significant pent-up demand for broadband wireless products around the world, driven heavily by Internet traffic. The addition of the Wavtrace system to the Harris product line allows Harris to provide the full spectrum of broadband wireless access systems to service providers around the world."

Harris Corporation (NYSE: HRS) is an international communications equipment company providing product, system, and service solutions for wireless, broadcast, network support, and government markets. The Microwave Communications Division, one of five divisions within Harris Corporation, is the largest supplier of microwave systems in North America. The division delivers wireless solutions to telecom service providers of all types, and its product line -- the broadest in the industry -- covers frequency bands up to 42 GHz. Harris has sales and service facilities in nearly 90 countries.

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NOTE: In conjunction with this announcement, a conference call primarily for the investment community will be held Monday, July 31, at 8:30 a.m. (EST).
Interested individuals are invited to listen to the call by using the dial in number: (719) 457-2625. As previously announced, the company will conduct a live press conference at 10:30 a.m. (PST) in Bellevue, Washington.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements that reflect management's current expectations, assumptions and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Statements about the expected date of completion for the transaction, the satisfaction of various closing conditions, and the impact of the transaction on Harris' business and its microwave business are forward-looking and involve risks and uncertainties. Other factors that may impact the company's results and forward-looking statements may be disclosed in the company's filings with the SEC. Harris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Harris Corporation Contact Information:
---------------------------------------

PAMELA PADGETT
Vice President-Investor Relations
ppadge01@harris.com
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321-727-9383

TOM HAUSMAN
Corporate Headquarters
thausm01@harris.com
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321-727-9131

MICHELLE MAEDER
Microwave Communications Division
mmaeder@harris.com
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650-594-3644